Exhibit 99.1
Senti Biosciences Holdings, Inc. Announces a Strategic Transaction to Unlock Value for its Gene-Circuit-Enabled Pipeline, Including SENTI-202, and to Sharpen its Focus on Next-Generation Controllable Genetic Medicines Powered by its Regulator DialTM Technology Platform
•Senti Biosciences Holdings, Inc. to Advance Controllable Cell and Gene Therapies Leveraging the Regulator Dial PlatformTM
•Spin-off of Senti Biosciences, Inc., including SENTI-202, Aims to Unlock Value via Contingent Value Right to Potential Future Milestone Payments of up to $60 Million for Logic-Gated SENTI-202 Development and Commercialization
SOUTH SAN FRANCISCO, Calif., July 15, 2026 — Senti Biosciences Holdings, Inc. (NASDAQ: SNTI) (“SBH” or the “Company”) today announced a strategic transaction designed to sharpen its focus on next-generation controllable genetic medicines powered by its Regulator DialTM technology platform (the “Retained Assets”) and unlock value for its Gene-Circuit-enabled pipeline, including SENTI-202, currently being advanced by its wholly owned subsidiary, Senti Biosciences, Inc.
Under the terms of this transaction, a newly formed privately held biotechnology company ("NewCo") controlled by affiliates of Celadon, the Company’s largest investor, will acquire the Company’s assets relating to its Gene-Circuit-enabled pipeline, including the rights to SENTI-202 in exchange for a contingent value right (a “CVR”), which will be distributed to equity holders providing up to $60 million in milestone payments over a seven-year period tied to the future success of SENTI-202.
After the closing of the transaction, SBH plans to seek additional financing to allow its team to focus on advancing early-stage programs built around its proprietary Regulator Dial™ platform, including a controllable gene therapy for Rett Syndrome and controllable, armored tumor-infiltrating lymphocytes (“TILs”) for solid tumors designed to improve efficacy and safety. SBH believes this technology addresses one of the most important challenges in modern biotechnology—the ability to dynamically control powerful genetic medicines after they have been administered to patients. Both retained SBH programs build upon the Company's foundation at the intersection of synthetic biology and artificial intelligence to accelerate and optimize Regulator-Dial-powered therapies.
As previously announced here (https://investors.sentibio.com/news-releases/news-release-details/senti-bio-receives-fda-regenerative-medicine-advanced-therapy), SENTI-202 was granted Regenerative Medicine Advanced Therapies (RMAT) designation by FDA and exhibited durable Measurable Residual Disease (MRD)-negative responses from a 22 patient Phase 1 trial, which compares favorably with current FDA approved therapies for relapsed/refractory acute myeloid leukemia (AML). In addition, the Company has identified a specific attribute in its NK donors (“Donor X characteristic”) that correlates with efficacy of SENTI-202, with 50% (7/14) of the patients achieving a composite CR (cCR) when they received any SENTI-202 doses manufactured from Donor X-characteristic-derived NK cells in Cycle 1. The Donor X characteristic is found in ~50% of adult donors, is independent of HLA or KIR matching, and will be used in all future SENTI-202 manufacturing, thus supporting SENTI-202’s allogeneic off-the-shelf usage.

NewCo intends to continue development of SENTI-202, an FDA Regenerative Medicine Advanced Therapy (RMAT)-designated clinical stage asset for AML and other blood cancers, as well as other Logic Gate-enabled therapies for solid tumors and Gene-Circuit-powered programs, such as in vivo CAR.
The CVR milestone structure consists of:
•$10 million upon filing and acceptance of a Biologics License Application (BLA) for SENTI-202;
•$20 million upon FDA approval of a BLA for SENTI-202; and
•$30 million upon achievement of $200 million in cumulative net sales of SENTI-202.
The CVR structure is intended to give SBH’s stockholders value in connection with future development, regulatory, and commercial achievements while enabling the NewCo to focus resources on advancing SENTI-202 and the Gene Circuits franchise.
"This transaction will allow the two companies to focus their resources and accelerate the delivery of powerful new genetic medicines to patients across multiple categories and diseases while allowing the SBH stockholders to potentially benefit from the success of both entities,” said Timothy Lu, M.D., Ph.D, the Company’s CEO.
The transaction has been approved by SBH’s board of directors and remains subject to customary closing conditions, including approval by SBH’s stockholders and other conditions set forth in the definitive agreement.
Additional information regarding the proposed transaction, including a copy of the definitive transaction agreement and the form of agreement governing the CVRs, will be provided in a Current Report on Form 8-K filed by SBH with the U.S. Securities and Exchange Commission and available at sec.gov.
About Senti Biosciences Holdings
SBH is a clinical stage biotechnology company developing a new generation of cell and gene therapies for patients living with incurable diseases. To achieve this, the Company is leveraging its synthetic biology platform to engineer Gene Circuits into new medicines with enhanced precision and control. These Gene Circuits are designed to precisely kill cancer cells, to spare healthy cells, to increase specificity to target tissues, and/or to be controllable even after administration. The Company’s wholly owned pipeline comprises cell therapies engineered with Gene Circuits to target challenging liquid and solid tumor indications. The Company’s Bio’s Gene Circuits have been shown preclinically to work in both NK and T cells. The Company has also preclinically demonstrated the potential breadth of Gene Circuits in other modalities and diseases outside of oncology, and continues to advance these capabilities through partnerships.
Following the closing of the proposed transactions, SBH plans to be a synthetic biology company developing next-generation controllable genetic medicines powered by its proprietary Gene Circuit platform. The Company will be advancing programs in Rett syndrome and programmable armored TIL therapies through its Regulator DialTM technology and leverages expertise in synthetic biology and artificial intelligence to engineer safer, more effective, and more controllable cell and gene therapies.
Forward-Looking Statements
All of the statements in this press release, other than historical facts, are forward-looking statements made in reliance upon the safe harbor of the Private Securities Litigation Reform Act of 1995, including, without limitation, the statements made concerning the proposed transactions (the “Subject Transactions”) and the Company’s business strategy following the assumed closing of such transactions. As a general matter, forward-looking statements are those focused upon anticipated events or trends, expectations, and beliefs relating to matters that are not historical in nature. Such forward-looking statements are subject to uncertainties and factors relating to the operations and business environment of the Company, all of which are difficult to predict and many of which are beyond the control of the Company. Among others, the following uncertainties and other factors could cause actual results to differ from those set forth in the forward-looking statements: (i) the risk that the Subject Transactions may not be completed in a timely manner or at all, which may adversely affect the business and the price of the common stock of the Company, (ii) the failure to satisfy the conditions to the consummation of the Subject Transactions, (iii) the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement, (iv) the effect of the announcement or pendency of the transactions described herein on the business relationships, operating results and business generally of the Company, (v) risks that the transactions described herein disrupt current plans and operations of the Company and potential difficulties in employee retention as a result of the proposed transactions, (vi) risks related to diverting management’s attention from the Company’s ongoing business operations, (vii) the outcome of any legal proceedings that may be instituted against the Company related to the proposed transactions, (viii) restrictions during the pendency of the proposed transactions that may impact the Company’s ability to pursue certain business opportunities or strategic transactions and (ix) assuming the closing of the Subject Transactions, any risks affecting the potential development, commercialization and prospects of SBH’s early-stage programs described in this press release. Furthermore, additional or unforeseen effects from the global economic and geopolitical climate, and catastrophic events, including, but not limited to, acts of terrorism or continuation or outbreak of war or hostilities, may amplify many of these risks. Further risks that could cause actual results to differ materially from those matters expressed in or implied by such forward-looking statements are described in the Company’s SEC reports, including, but not limited to, the risks described in the Company’s most recent Quarterly Report on Form 10-Q or Annual Report on Form 10-K filed with the SEC, and other documents the Company may file with or furnish to the SEC from time to time. The Company assumes no obligation and does not intend to update these forward-looking statements.

Additional Information and Where to Find It
In connection with the Subject Transactions, the Company intends to file relevant materials with the SEC, including a preliminary proxy statement on Schedule 14A. Promptly after filing its definitive proxy statement with the SEC, the Company will mail the proxy materials to each stockholder entitled to vote at the annual or special meeting of stockholders relating to the Subject Transactions. This communication is not a substitute for the proxy statement or any other document that the Company may file with the SEC or send to its stockholders in connection with the Subject Transactions. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE SUBJECT TRANSACTIONS THAT THE COMPANY WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE SUBJECT TRANSACTIONS. The definitive proxy statement, the preliminary proxy statement and other relevant materials in connection with the Subject Transactions (when they become available), and any other documents filed by the Company with the SEC, may be obtained free of charge at the SEC’s website (http://www.sec.gov) or the Company’s website (investors.sentibio.com) or by writing to the Company’s Corporate Secretary at 2 Corporate Drive, First Floor, South San Francisco, CA, 94080, Attention: Corporate Secretary.
Participants in the Solicitation
The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders with respect to the Subject Transactions. Information about the Company’s directors and executive officers and their ownership of the Company’s common stock is set forth in the Company’s annual report on Form 10-K/A filed with the SEC on April 29, 2026. Information regarding the identity of the potential participants, and their direct or indirect interests in the Subject Transactions, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with SEC in connection with the Subject Transactions.

Investor Contact:
Senti Bio
2 Corporate Drive, First Floor
South San Francisco, CA 94080
Email: investors@sentibio.com